Exhibit 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT, dated as of August 9, 2006, between RBC Centura Bank, a North Carolina banking corporation (the “Bank”), and James Allan LaHaise (the “Executive”).

RECITALS

A. Current Position. The Executive currently serves as Chief Revenue Officer of Flag Financial Corporation, a Delaware corporation (“Flag Financial”).

B. The Merger. The Bank has entered in an Agreement and Plan of Merger with Flag Financial, dated as of the date of this Agreement (the “Merger Agreement”).

C. Continued Employment. The Bank recognizes the Executive’s substantial contribution to the growth and success of Flag Financial and desires to provide for the continued employment of the Executive after the “Closing Date” (as defined in the Merger Agreement). It is a material inducement and condition to the willingness of the Bank to enter into and perform the Merger Agreement that the Executive enters into this Agreement. The continuity of certain members of Flag Financial’s management following the transactions contemplated by the Merger Agreement, including the Executive, is a critical factor in the Bank’s assessment of the likely benefits to be derived from the Merger Agreement.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Employment Period.

(a) Employment Period. The Bank agrees to employ the Executive, and the Executive agrees to work in the employ of the Bank, subject to the terms and conditions of this Agreement, for the period commencing on the Closing Date and ending on the third anniversary of the Closing Date (the “Initial Employment Period”). Commencing on the third anniversary of the Closing Date and on each anniversary thereafter, the Employment Period shall be automatically extended for one-year terms unless either the Bank or the Executive shall give the other party written notice of non-renewal of this Agreement, which notice must be given not later than the 90th day prior to the termination of the Initial Employment Period or any successor renewal term (the Initial Employment Period and any extension thereof, the “Employment Period”). Notwithstanding anything herein to the contrary, the Employment Period shall terminate on the date the Executive’s employment is terminated in accordance with the terms of this Agreement.

(b) Termination Before the Closing Date. Notwithstanding Section 1(a), if the Merger Agreement or the Executive’s employment with Flag Financial terminates for any reason before the Closing Date, all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Executive Officer, Georgia, with the appropriate authority, duties and responsibilities attendant to such position and any other duties that may be assigned by the Chief Executive Officer or the Board of Directors of the Bank.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Bank and to use the Executive’s reasonable best efforts to perform his duties and responsibilities to the Bank under this Agreement. During the Employment Period, the Executive shall not, without prior approval of the Chief Executive Officer of the Royal Bank of Canada, serve on any for-profit or not-for-profit corporate boards, or any civic or charitable committees. It shall not be a violation of this Agreement for the Executive to manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Bank in accordance with this Agreement or contravene the Bank’s Code of Conduct. It is understood that the Executive will take and pass the Bank’s Code of Conduct test within thirty days of the date of the Closing Date and as required thereafter. Taking and passing the test are a condition of the Executive’s employment.

(b) Compensation.

(i) Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary of $225,000.00, which shall be reviewed by the Bank in January, 2008 and during each January during the Employment Period thereafter (such salary, at the time of this Agreement or if it is increased by the Bank, “Annual Base Salary”). Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced at any time (including after any such increase), without the prior written consent of the Executive, other than as part of an across-the-board salary reduction applicable to senior officers of the Bank and then only by the average percentage salary reduction applicable to such senior officers.

(ii) Short Term Incentive. During the Employment Period, the Executive shall be eligible to participate in the Short Term Incentive Plan (“STI Plan”). The Executive’s target bonus pursuant to the STI Plan is $100,000.00; provided, however that any payout pursuant to the STI Plan will be determined by the Bank in its discretion after considering the Executive’s individual performance and the overall business performance of area, the Bank and the Royal Bank of Canada as established from time to time. Any bonus under the STI Plan will be payable in accordance with the terms of such plan, as in effect from time to time.

(iii) Long Term Incentive. Commencing in 2007 (and normally granted in November or December for the following year) and subject to approval of the Board of Directors of the Royal Bank of Canada for years subsequent to November/December 2007, the Executive shall be eligible to participate in the Long Term Incentive Plan (“LTIP”) pursuant to the terms of the LTIP, or any replacement plan, in each case, as in effect from time to time. The Executive’s annual target pursuant to the LTIP is $80,000.00. Details of the provisions and guidelines are outlined in the plan document.

(iv) Long-Term Cash Incentive Plan Replacement. In lieu of any benefit the Executive was eligible to receive under the Long-Term Cash Incentive Plan of Flag Bank, the Executive will be eligible to participate in the Bank’s special long term incentive program whereby common share units or awards of common stock (as determined by the Bank) of the Royal Bank of Canada are granted through the Functional Unit Plan (United States) (“FUP”). Such award in the sum of $750,000 will be payable after time of vesting, December 31, 2008. Such award will be paid whether or not the Executive remains an employee of the Bank.

(v) Retention Bonus. If the Executive either remains in the active employment of the Bank at the time of payment or is terminated without Cause or resigns for Good Reason prior to the time of payment or the Executive is terminated for death or Disability, the Executive shall be entitled to receive the following retention bonus: $500,000 payable in cash on the third anniversary of the Closing Date.

(vi) Signing Bonus. The Executive shall receive a signing bonus of $388,000 in cash payable in January 2007.

(vii) Mortgage Payment. The Executive is entitled to a total mortgage interest supplement of $63,871.35 payable in 3 equal installments on March 10, 2007; March 10, 2008, and March 10, 2009 provided that the Executive’s mortgage has not already been paid.

(c) Benefits. During the Employment Period:

(i) Business Reimbursement. The Bank shall reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in performing the Executive’s duties under this Agreement, subject to the policies and procedures of the Bank for its officers and the Executive properly accounting therefor in accordance with the Bank’s policies, as in effect from time to time.

(ii) Vacation. The Executive shall be entitled to such vacation and holidays, subject to the provisions of Section 3, other paid or unpaid leaves of absence as are consistent with the Bank’s normal policies, as in effect from time to time.

(iii) Club Membership & Automobile Allowance. The Bank shall pay or reimburse the Executive for personal club membership dues and automobile expenses up to a maximum in total of $7,000.00 per year upon presentation of the appropriate receipts.

(iv) Other Employee Benefit Plans. Except as otherwise expressly provided in this Agreement, the Executive shall be eligible to participate in all employee benefits, welfare and other plans, practices, policies and programs generally available to similarly situated employees of the Bank, as in effect from time to time (collectively, “Employee Benefit Plans”), subject to the terms of such plans. The Bank shall have the right to amend or terminate any Employee Benefit Plan at any time.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Bank determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 8(c) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Bank shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall have the meaning ascribed under the Bank’s long term disability plan as from time to time in effect.

(b) Termination by the Bank with or without Cause. The Bank may terminate the Executive’s employment during the Employment Period for any reason or for no reason, including for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s gross misconduct or neglect in carrying out his duties and responsibilities under this Agreement;

(ii) the Executive’s violation of the RBC Financial Group’s Code of Conduct;

(iii) the Executive’s conviction (including a plea of guilty or nolo contendere or its equivalent) of (A) any felony involving moral turpitude or (b) a misdemeanor involving dishonesty, fraud or theft;

(iv) the Executive’s engagement in conduct that results in material harm to the Bank or any affiliate, including material reputational harm, unless such conduct was reasonably believed by the Executive in good faith to be in the best interests of the Bank; or

(v) the Executive’s commitment of a serious act intending to enrich himself or others at the expense of the Bank or any of its affiliates.

(c) Termination by the Executive, for or without Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for any reason or for no reason, including for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(i) the assignment to the Executive of any significant duties substantially inconsistent with the Executive’s position, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank reasonably promptly after receipt of notice thereof given by the Executive;

(ii) the failure by the Bank to comply with any of the provisions of Section 2(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Bank reasonably promptly after receipt of notice thereof given by the Executive;

(iii) the Executive terminates his employment within 30days immediately following the occurrence of a Change in Control of the Royal Bank of Canada, which occurs during the Employment Period. For the avoidance of doubt, the merger with Flag Financial pursuant to the Merger Agreement does not constitute a Change in Control for the purposes of this Section 3(c)(iii). For purposes of this Section 3(c)(iii), a “Change in Control” means any person is or becomes a beneficial owner, directly or indirectly, of securities of the Royal Bank of Canada representing more than 50% of the total voting power of the Royal Bank of Canada’s then outstanding securities generally eligible to vote for the election of directors; provided, however, that any of the following acquisitions shall not be deemed to be a Change in Control: (1) by Royal Bank of Canada or any subsidiary or affiliate, (2) by any employee benefit plan (or related trust) sponsored or maintained by the Royal Bank of Canada or any subsidiary or affiliate, or (3) by any underwriter temporarily holding securities pursuant to an offering of such securities; or

(iv) the assignment of the Executive by the Bank to a location more than 50 miles from his current business location without the Executive’s written consent.

(d) Notice of Termination. A termination by the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or Disability Effective Date, (ii) if the Executive’s employment is terminated by the Bank other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 90 days of such notice and (iii) if the

Executive’s employment is terminated by the Executive, 90 days after receipt of the Notice of Termination (provided, that, the Bank may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action, or, alternatively, the Bank may place the Executive on paid leave during such period).

4. Effect of Termination.

(a) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Executive’s employment shall terminate without further obligations to the Executive’s legal representatives or to the Executive, as the case may be, under this Agreement, other than for payment of:

(i) the Executive’s Annual Base Salary through the Date of Termination, the Long Term Cash Incentive Payment in Section 2(b)(iv) and the Mortgage Payment in Section 2(b)(vii) and any prior fiscal year’s accrued but unpaid Short Term Incentive, in each case, to the extent not theretofore paid (the “Accrued Obligations”); and

(ii) any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank and its affiliated companies through the Date of Termination, to the extent not theretofore paid or provided (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(iii) any unpaid Retention Bonus.

(b) Termination by the Bank without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated during the Employment Period by the Bank without Cause or by the Executive with Good Reason, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of:

(i) the Accrued Obligations;

(ii) the Other Benefits, if any;

(iii) if the termination of employment occurs during the Initial Employment Period, the Executive’s Annual Base Salary and Short Term Incentive bonus, at target, that would have been payable during the remainder of the Initial Employment Period, payable in a lump sum, with a minimum payment of one-year’s Annual Base Salary and target Short Term Incentive bonus; and

(iv) if the contract of employment is renewed following the Initial Employment Period, any subsequent termination of employment without Cause that occurs following the Initial Employment Period, the Executive’s Annual Base Salary and the average of the 3 previous annual bonus or STI awards (whether paid by the Bank or Flag Financial), payable in a lump sum; and

(v) any unpaid Retention Bonus.

(c) Termination by the Bank for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated during the Employment Period by the Bank for Cause or by the Executive without Good Reason, the Employment Period shall terminate without further obligation to the Executive under this Agreement, other than the obligation to pay the Accrued Obligations.

(d) Condition. The Bank shall not be required to make the payments and provide the benefits specified in this Section 4 unless the Executive executes and delivers to the Bank (and does not revoke during any applicable revocation period) an agreement releasing the Bank, its affiliates and their respective officers, directors and employees from all liability (other than the payments and benefits under this Agreement) in a form reasonably specified by the Bank.

5. Covenants not to Compete or Solicit Bank Clients and Employees; Confidential Information.

(a) Non-Competition. The Executive agrees that for a period of two (2) years following the Closing Date, he will not (except on behalf of or with the prior written consent of the Bank), either directly or indirectly, (whether acting alone or through any of his affiliates, as a member of a partnership or a joint-venture or an investor in, or a holder of securities of, any corporation or other entity, or otherwise), engage in any of the following activities within the Non-Competition Area: (A) conduct or be an employee or be actively involved in the management of any business or enterprise involved in banking; or (B) solicit, in competition with the Bank or any of its affiliates, or their respective successors, the business of any customer of the Bank or any of its affiliates. Notwithstanding anything to the contrary in this paragraph and subject to customary insider trading protocols, the Executive may own, for investment purposes only, up to five percent of the stock of any publicly-held corporation whose stock is either listed on a national securities exchange or on the NASDAQ National Market System if the Executive is not otherwise affiliated with such corporation. For purposes of this Section 5, the Executive acknowledges that the Business of the Bank is conducted in the Non-Competition Area.

(b) Notwithstanding the foregoing, the Bank agrees that the Executive may engage in the following permissible activities during the period set forth in (a) above:

(i) From and after the Closing Date, the Executive may own up to 5% of the voting shares of any financial institution engaged in the Business of the Bank in the Non-Competition Area;

(ii) From and after the Closing Date, the Executive may directly or indirectly provide consulting services to businesses engaged in the Business of the Bank having aggregate assets of less than $1 Billion; and

(iii) From and after the Closing Date, the Executive may directly or indirectly provide merchant banking services, venture or mezzanine capital services or investment banking services to businesses engaged in the Business of the Bank having aggregate assets of less than $1 Billion in the Area.

“Non-Competition Area” shall mean the Atlanta Metropolitan Statistical Area. It is the express intent of the parties that the Non-Competition Area as defined herein is the area where the Executive has performed services for the Bank.

“Business of the Bank” shall mean the business conducted by Flag Financial and to be conducted by the Bank, which is the business of commercial banking, including without limitation the solicitation of time and demand deposits and the making of commercial, consumer, residential, corporate and other loans.

(c) Non-solicitation. The Executive shall not, directly or indirectly, during the Non-Competition Period (i) take any action to solicit or divert any customers (or prospective customers) away from the Bank or its affiliates, (ii) induce customers, prospective customers, suppliers, agents or other persons under contract or otherwise associated or doing business with the Bank or its affiliates to terminate, reduce or alter any such association or business with or from the Bank or its affiliates and/or (iii) induce any person in the employment of the Bank or its affiliates or any consultant to the Bank or its affiliates to (x) terminate such employment, or consulting arrangement, (y) accept employment, or enter into any consulting arrangement, with anyone other than the Bank or its affiliates, and/or (z) interfere with the customers, suppliers, or clients of the Bank or its affiliates in any manner or the business of the Bank or its affiliates in any manner. For purposes of this paragraph (a), a “prospective customer” shall mean a person or entity that the Bank, Flag Financial or its affiliates, (A) as of the date the Executive’s employment terminates, is soliciting or considering soliciting (or has targeted for solicitation), and/or (B) has, at any time or from time to time, prior to the date the Executive’s employment terminates, been soliciting for or in respect of any current, actively pending or contemplated residential mortgage origination or servicing business.

(d) Confidential Information. The Executive hereby acknowledges that, as an employee of the Bank, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Bank and its strategic plan and financial operations. The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Bank, is material and confidential, and is critical to the successful conduct of the business of the Bank. Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Bank only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.

(e) Non-disparagement. During the term of this Agreement and thereafter, neither Party shall, in any manner, make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or otherwise disparage the other party, any of its affiliates or any of their employees, officers or directors. However, this paragraph (d) shall in no way restrict or prevent the Executive from providing truthful testimony concerning any of the preceding to judicial, administrative, regulatory or other governmental authorities.

(f) Work Product. The Executive hereby assigns to the Bank all of Executive’s right, title and interest in and to, inventions, trade secrets, works of authorship, ideas, methods, improvements, databases, know-how, data, developments or discoveries, whether or not patentable or copyrightable (“Work Product”) that (i) will be, are or have been made, invented, conceived, reduced to practice, developed or created during the Employment Period or (ii) using the equipment, supplies, facilities and/or confidential or proprietary information of the Bank or Flag Financial. The Executive will take such action as may be necessary to assist the Bank in obtaining statutory or common law protections for the Work Product.

(g) Survival. Any termination of the Executive’s employment or of this Agreement (or breach of this Agreement by the Executive or the Bank) shall have no effect on the continuing operation of this Section 5.

(h) Validity. The terms and provisions of this Section 5 are intended to be separate and divisible provisions and, if for any reason any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 5 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 5 unreasonably broad, oppressive or unenforceable in an action, suit or proceeding before any federal or state court, such court (A) shall narrow the Non-Competition Period or the Non-Competition Area or shall otherwise endeavor to reform the scope of such agreements in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable, and (B) to the fullest extent permitted by law, shall enforce such agreements as so reformed.

(i) Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described in Section 2 or 4 would not have been promised in the absence of the Executive’s promises under this Section 5 and that, should the Executive engage in any activity or conduct prescribed hereunder, all payments under this Agreement shall cease.

(j) Notice to New Employers. Before the Executive either applies for or accepts employment with any other person or entity during the Non-Competition Period, the Executive will provide the prospective employer with written notice of the provisions of this Section 5 and will deliver a copy of the notice to the Bank.

6. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Bank shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

(c) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7. Disputes.

(a) Mandatory Arbitration. Subject to the provisions of this Section 7, any controversy or claim between the Executive and the Bank arising out of or relating to or concerning this Agreement (including the covenants contained in Section 5) or any aspect of your employment with the Bank or Flag Financial or the termination of that employment (together, an “Employment Matter”) will be finally settled by arbitration in North Carolina administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. However, the AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) the decision must not be a compromise but must be the adoption of the submission by one of the parties, (ii) each arbitrator will agree to treat as confidential evidence and other information presented to them, (iii) there will be no authority to award punitive damages (and the Executive and the Bank agree not to request any such award), (iv) the optional Rules for Emergency Measures of Protections will apply, (v) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 5 (and the Executive and the Bank agree not to request any such amendment or modification) and (vi) a decision must be rendered within ten business days of the parties’ closing statements or submission of post-hearing briefs.

(b) Injunctions and Enforcement of Arbitration Awards. The Executive or the Bank may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in North Carolina to enforce any arbitration award under Section 7(a). Also, the Bank may bring such an action or proceeding, in addition to its rights under Section 7(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 5. The Executive agrees that (i) violating any part of Section 5 would cause damage to the Bank that cannot be measured or repaired, (ii) the Bank therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Section 5, (iii) no bond will need to be posted for the Bank to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 5 would be difficult to calculate and that remedies at law would be inadequate.

(c) Jurisdiction and Choice of Forum. The Executive and the Bank irrevocably submit to the exclusive jurisdiction of any state or federal court located in North Carolina over any Employment Matter that is not otherwise arbitrated or resolved according to Section 7(a). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both the Executive and the Bank (i) acknowledge that the forum stated in this Section 7(c) has a reasonable relation to this

Agreement and to the relationship between the Executive and the Bank and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 7(c) in the forum stated in this Section 7(c), (iii) agree not to commence any such action or proceeding in any forum other than the stated in this Section 7(c) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Bank. However, nothing in this Agreement precludes the Executive or the Bank from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section 7(a) and this Section 7(c).

(d) Waiver of Jury Trial. To the extent permitted by law, the Executive and the Bank waive any and all rights to a jury trial with respect to any Employment Matter.

(e) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of North Carolina applicable to contracts made and to be performed entirely within that State.

8. Miscellaneous.

(a) It is understood that the executive will abide by and adhere to all required Insider trading protocols established from time to time by the Bank.

(b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

During the Employment Term, to the Executive’s office address or facsimile number, and after the Employment Term, to the Executive’s primary residential address (in each case as shown on the records of the Bank)

If to the Bank:

Royal Bank of Canada

Gary Dobbie, SVP Compensation and Benefits

Facsimile Number: (416) 974-4383

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) The Bank may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) The Executive’s or the Bank’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Bank may have hereunder, including, without limitation, the Bank’s right to terminate the Executive for Cause pursuant to Section 3(b), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Bank.

(h) From and after the Closing Date, this Agreement shall supersede any other employment or severance agreement or arrangements between the Executive, on the one hand, and the Bank, Flag Financial or any of their affiliates, on the other hand and the Executive shall not be eligible for severance or other change in control payments or benefits under any other plan, agreement, program or policy of or with the Bank, Flag Financial or their affiliates including the Flag Financial Corporation Change in Control Agreement dated July 14, 2006. Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.

(i) This Agreement is entered into as a material inducement to the Bank’s subsidiary entering into the Merger Agreement and also is in consideration of the mutual covenants contained in this Agreement. Each party acknowledges the receipt and sufficiency of the consideration to this Agreement and intends this Agreement to be legally binding but only to the extent such amount would exceed such limits such that the resulting payments will be reduced but not eliminated.

(j) Anything in this Agreement to the contrary notwithstanding, the Bank shall not be obligated to make any payment hereunder that would be prohibited as a “golden parachute payment” or “indemnification payment” under Section 18(k) of the Federal Deposit Insurance Act but only to the extent such amount would exceed such limits such that the resulting payments will be reduced but not eliminated.

(k) If the Bank determines that any amounts to be paid to the Executive hereunder are subject to Section 409A of the Internal Revenue Code of 1986, as amended, then the Bank shall in good faith adjust the form or timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A.

IN WITNESS WHEREOF, the Executive and the Bank have executed this Agreement as of the day and year first above written.

James Allan LaHaise

/s/ James Allan LaHaise

RBC Centura Bank

By:	/s/ Scott M. Custer
Name:	Scott M. Custer
Title:	Chief Executive Officer

Acknowledged and Agreed

Flag Financial Corporation

By:	/s/ J. Daniel Speight
Name:	J. Daniel Speight
Title:	Vice Chairman